ELECTRONIC SENSOR TECHNOLOGY, L .P.


                                      INDEX
                                                               Page Number
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM           F - 2

CONSOLIDATED FINANCIAL STATEMENTS:

       Balance Sheet                                              F - 3

       Statements of Operations                                   F - 4

       Statements of Changes in Partners' Deficit                 F - 5

       Statements of Cash Flows                                   F - 6


       Notes to Financial Statements                            F-7 - F-12

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors and Stockholders
Electronic Sensor Technology, L.P.

      We have audited the accompanying balance sheet of Electronic Sensor Technology, L.P. as of December 31, 2004 and the related consolidated statements of operations, partners' deficit and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, the consolidated financial position of Electronic Sensor Technology, L.P., as of December 31, 2004 and the consolidated results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.





                                               /s/  Sherb & Co., LLP
                                               ---------------------------------
                                                    Sherb & Co., LLP
                                                    Certified Public Accountants

New York, New York
March 31, 2005

                       ELECTRONIC SENSOR TECHNOLOGY, L.P.

                                  BALANCE SHEET

                                DECEMBER 31, 2004

                                     ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                       $    26,205
    Accounts receivable, net of allowance for
      doubtful  accounts of $28,923                                      30,687
    Prepaid expenses                                                     14,257
    Inventories                                                         480,648
                                                                    -----------
        TOTAL CURRENT ASSETS                                            551,797

PROPERTY AND EQUIPMENT                                                   51,199

SECURITY DEPOSITS                                                        12,957
                                                                    -----------

                                                                    $   615,953
                                                                    ===========

                        LIABILITIES AND PARTNERS' DEFICIT

CURRENT LIABILITIES:
    Line of credit                                                  $ 1,969,137
    Accounts payable and accrued expenses                               212,802
    Notes payable - related parties                                   1,272,000
    Due to related party                                                 60,000
    Partners' loans payable                                           1,308,630
    Interest payable                                                    333,455
    Accrued compensation due to partners                                934,957
    Other current liabilities                                            35,665
                                                                    -----------
        TOTAL CURRENT LIABILITIES                                     6,126,646

PARTNERS' DEFICIT                                                    (5,510,693)
                                                                    -----------

                                                                    $   615,953
                                                                    ===========


                       See notes to financial statements

                       ELECTRONIC SENSOR TECHNOLOGY, L.P.

                            STATEMENTS OF OPERATIONS

                                                            Year Ended
                                                            December 31,
                                                     --------------------------
                                                         2004           2003
                                                     -----------    -----------

REVENUES                                             $ 1,268,416    $ 1,242,296

COST OF SALES                                          1,039,280      1,143,350
                                                     -----------    -----------

       GROSS PROFIT                                      229,136         98,946
                                                     -----------    -----------

OPERATING EXPENSES:
   Compensation                                           81,734         80,601
   Selling                                               161,546        114,124
   General and administrative                            282,305        219,646
                                                     -----------    -----------
             TOTAL OPERATING EXPENSES                    525,585        414,371
                                                     -----------    -----------

LOSS FROM OPERATIONS                                    (296,449)      (315,425)
                                                     -----------    -----------

OTHER INCOME AND EXPENSE:
   Other income                                           57,076            264
   Gain (loss) on sale of property and equipment          (7,710)         1,182
   Interest expense                                     (164,133)       (80,418)
                                                     -----------    -----------
             TOTAL OTHER INCOME AND EXPENSE             (114,767)       (78,972)
                                                     -----------    -----------

NET LOSS                                             $  (411,216)   $  (394,397)
                                                     ===========    ===========


                       See notes to financial statements

                       ELECTRONIC SENSOR TECHNOLOGY, L.P.

                    STATEMENT OF CHANGES IN PARTNERS' DEFICIT

BALANCE - December 31, 2002                                         $(4,968,854)

      Net loss                                                         (394,397)
                                                                    -----------

BALANCE - December 31, 2003                                          (5,363,251)

      Sale of Partnership interest  - Class C                           200,000
      Net loss                                                         (411,216)
      Note Payable related party - interest waived                       63,774
                                                                    -----------

BALANCE - December 31, 2004                                         $(5,510,693)
                                                                    ===========


                 See notes to consolidated financial statements.

                       ELECTRONIC SENSOR TECHNOLOGY, L.P.

                            STATEMENTS OF CASH FLOWS

                                                                Year Ended
                                                               December 31,
                                                         ----------------------
                                                            2004         2003
                                                         ---------    ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                               $(411,216)   $(394,397)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
       Depreciation and amortization                        11,223       10,467
       Note payable related party - interest waived         63,774           --
  Changes in assets and liabilities:
    Accounts receivable                                    363,042     (320,678)
    Inventories                                            (87,544)       6,768
    Prepaid expenses                                         2,312        2,040
    Due to related party                                   (40,910)     125,000
    Accounts payable and accrued expenses                  (66,120)      96,029
    Interest payable                                         4,364       31,048
    Other current liabilities                               (6,773)      (9,216)
                                                         ---------    ---------

NET CASH USED IN OPERATING ACTIVITIES                     (167,848)    (452,939)
                                                         ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                     (35,113)     (51,233)
    Proceeds from the sale of property and equipment        12,198       13,302
                                                         ---------    ---------
  NET CASH USED IN INVESTING ACTIVITIES                    (22,915)     (37,931)
                                                         ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Increase to line of credit                              17,000      644,038
    Proceeds from partners' loans                               --      498,689
    Payment of partners' loans                            (120,000)          --
    Sale of Partnership Interest - Class C                 200,000           --
    Private placement in escrow                                 --     (531,889)
                                                         ---------    ---------
  NET CASH PROVIDED BY FINANCING ACTIVITIES                 97,000      610,838
                                                         ---------    ---------

NET (DECREASE) INCREASE IN CASH                            (93,763)     119,968

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR             119,968           --
                                                         ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                 $  26,205    $ 119,968
                                                         =========    =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Interest                                            $  87,284    $  80,418
                                                         =========    =========


                 See notes to consolidated financial statements.

                       ELECTRONIC SENSOR TECHNOLOGY, L.P.
                          Notes to Financial Statements
                           December 31, 2004 and 2003

(1)   Nature of Business and Summary of Significant Accounting Policies

      (a)   Nature of Business

      Electronic Sensor Technology L.P. (Partnership) is a California limited partnership formed on April 1, 1995. The partnership develops and manufactures electronic devices used for vapor analysis.

      In November 2004, Electronic Sensor Technology L.P. sold 200,000 class C units of Partnership Interest for $200,000. The Purchasers shall be able to exchange their Partnership Units into Bluestone Ventures, Inc. (see Subsequent Events Footnote for further discussion) common stock and warrants such that each Partnership Unit shall be exchanged for one share of common stock and a warrant to purchase one share of common stock at $1.00 per share for three years. (See Subsequent Events Footnote for further discussion).

      The Partnership has authorized 960,000 Class A units and 40,000 Class B units, all of which are outstanding as of December 31, 2004. The differences between Class A and B units relate to the allocation of profits and losses. The allocation of profits is based on each partner's respective ownership interest in the Partnership. Allocation of losses, credits and deductions is computed in the same manner as the allocation of profit except no net loss shall be allocated to any limited partner with a negative capital account balance or if such allocation would create a negative capital balance. The excess losses will be allocated to the general partner, who shall thereafter be entitled to 100% of net income to the extent of such prior excess loss allocations.

      The ownership interests of the partners as of December 31, 2004 and 2003 are as follows:

                                                                2004      2003

           General partner (Class A unit holder)                42.5%      51%
           Limited partners (Class A, B and C unit holders)     57.5%      49%
                                                                --------------
                                                                 100%     100%
                                                                ==============

      (b)   Cash and Cash Equivalents

      The Partnership considers highly liquid financial instruments with maturities of three months or less at the time of purchase to be cash equivalents. The Company did not have any cash equivalents at December 31, 2004 and 2003.

      (c)   Revenue Recognition

      The Partnership records revenue from direct sales of products to end-users when the products are shipped, collection of the purchase price is probable and the Company has no significant further obligations to the customer. Costs of remaining insignificant Company obligations, if any, are accrued as costs of revenue at the time of revenue recognition. Cash payments received in advance of product or service revenue are recorded as deferred revenue.

      (d)   Concentrations of Credit Risk

      The Partnership had sales to two significant customers constituting 20% and 10% of sales in 2004. Additionally, these customers comprised 65% and less than 1% of accounts receivable at December 31, 2004. The Partnership had sales to one significant customer constituting 15% of sales in 2003. This customer comprised 48% of accounts receivable at December 31, 2003.

      (e)   Shipping and Handling

      The Partnership accounts for shipping and handling costs as a component of "Cost of Sales".

      (f)   Property and Equipment

      Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of five years.

      (g)   Inventories

      Inventories are comprised of raw materials, work in process, and finished goods. Inventories are stated at the lower of cost or market and are determined using the first-in, first-out method.

      (h)   Income Taxes

      The Partnership is not subject to income taxes as the results of operations flows through to the respective individual partner's tax returns. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

      (i)   Use of Estimates

      The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (j)   Fair Value of Financial Instruments

      The fair value of certain financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximates their carrying value due to the short maturity of these instruments.

      (k)   Long-lived Assets

      The Partnership reviews long-lived assets, such as property and equipment, to be held and used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value At December 31, 2004 no assets were impaired.

      (l)   Recent Accounting Pronouncements

      In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company does not have inventory costs and therefore does not expect to be impacted by SFAS 151 or be required to make additional disclosures.

      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67". This Statement amends SFAS 66, "Accounting for Sale of Real Estate", to reference the financial accounting and reporting guidance for real-estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions". This Statement also amends SFAS 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. The Company does not expect to be impacted by the adoption of SFAS 152, which will be effective for financial statements for fiscal years beginning after June 15, 2005.

      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, "Exchanges of Non monetary Assets - an amendment of APB Opinion No. 29". This Statement amends Opinion 29 to eliminate the exception for non monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non monetary assets that do not have commercial substance. A non monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS 153 did not impact the Company's financial position or results of operations.

      In December 2004, the FASB revised Statement of Financial Accounting StandardsNo. 123, "Accounting for Stock-Based Compensation". This Statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity's equity instruments or may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Company is in the process of assessing the effect of the revised SFAS 123 and does not expect its adoption will have a material effect on the Company's financial position or results of operations.

      Management does not believe that any recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying consolidated financial statements.

(2)   Property and Equipment

      Property and equipment consisted of the following at December 31, 2004:

                                                       2004
                                                    ---------
                  Machinery and equipment           $ 671,555
                  Office equipment                    143,301
                  Furniture and fixtures               52,909
                  Leasehold improvements               39,499
                  Rental equipment                     39,645
                                                    ---------
                                                      946,909
                  Accumulated depreciation           (895,710)
                                                    ---------
                  Property and equipment, net       $  51,199
                                                    =========

      Depreciation and amortization expense for the years ended December 31, 2004 and 2003 was $11,223 and $10,467, respectively.

(3)   Inventories

      Inventories at December 31, 2004 represent costs associated with the partnership's proprietary vapor sensor systems and consisted of:

                                                        2004
                                                      --------
                  Raw materials                       $184,229
                  Work in progress                     168,352
                  Finished goods                       128,067
                                                      --------
                                                      $480,648
                                                      ========

(4)   Line of Credit

      In September 2004, the partnership renewed its revolving line of credit agreement for borrowings up to $1,975,000 payable on March 31, 2005. Borrowings under this agreement bear interest at prime (5.25% at December 31, 2004), are guaranteed by certain related parties and are collateralized with the assets of the Partnership. At December 31, 2004 the total amount outstanding under this revolving line of credit was $1,969,137. The Partnership has available borrowings under this line of credit of $6,000 at December 31, 2004. On March 31, 2005 the Line of Credit was renewed by Bluestone (now known as Electronic Sensor Technology, Inc.). (See subsequent events footnote for further discussion).

(5)   Notes Payable - related parties

      On September 12, 1999, the Partnership issued convertible promissory notes to its general and limited partners' in consideration of $1,000,000. The convertible promissory notes are due September 12, 2005 and are convertible at the election of the holder into Class A Units or Class A Equivalents at a conversion price of $2, on or after the maturity date. The notes bear interest at a rate of 5% per annum. At December 31, 2004 interest due under these notes was $265,000. Interest on this note for the year ended December 31, 2004 was forgiven due to cash flow problems. The expense was recorded against additional paid-in capital. These notes were converted into shares in February 2005. (See subsequent events footnote for further discussion).

      The Partnership entered into notes payable to the general partner amounting to $272,000 for the year ended December 31, 2004. The notes bear interest at 5% per annum. At December 31, 2004 interest due under these notes was $48,000. Interest on this note for the year ended December 31, 2004 was forgiven due to cash flow problems. These notes are due upon the successful closure of a private placement of ownership interests. These notes were converted into shares in January 2005. (See Subsequent events footnote for further discussion).

(6)   Partners' loans payable

      The Partnership has entered into short-term loans with three partners' of the partnership. The notes were non-interest bearing and due on demand. The outstanding balance at December 31, 2004 was $1,198,630. The loans are due upon successful closure of a private placement of new ownership interests. These loans were subsequently converted into stock. (See Subsequent Events footnote for further discussion).

      In September 2004, three partners' lent additional funds to the Partnership. The agreements were for borrowings up to $100,000, from each partner, payable on March 31, 2005. Borrowings under these agreements bear interest at prime (4.75% at December 31, 2004) and are guaranteed by the officers. At December 31, 2004 the total amount outstanding for these loans was $110,000. The loans were paid off in March 2005.

(7)   Due to related party

      The Partnership received funds from Amerasia Technolgy, Inc, a related party, for various purposes during the normal course of business. The amount due to Amerasia as of December 31, 2004 was $60,000. The amounts are non-interest bearing and due on demand.

(8)   Accrued compensation due to Partnership officers

      Three officers employed by the Partnership have agreed to defer a portion of their salaries until such time as the Partnership is financially able to meet these financial obligations. The Partnership has recorded deferred compensation payable to officers at December 31, 2004 of $934,957. In January 2005 these amounts were contributed into equity.

(9)   Commitments and Contingencies

      Leases

      The Company rents office space in Newbury Park, California. The lease expired in March 2004. The Company now rents space on a month to month basis.

      Rent expense for the years ended December 31, 2004 and 2003, was $155,581 and $158,627, respectively.

(10)  Retirement savings plan

      The Partnership sponsors a 401(k) retirement savings plan (the plan) which covers most full-time employees of the Partnership. Employees may elect to contribute a percentage of their compensation to the Plan. Matching contributions by the Partnership equal 50% of the eligible participant's tax-deferred contribution percentage for each payroll period of up to a maximum election of 6% per payroll period. During 2004 and 2003, the partnership contributed $9,982 and $10,250, respectively, to the Plan.

(11)  Subsequent Events

      (a)   Mergers and Acquisitions

      Bluestone Ventures, Inc. ("Bluestone") executed an Agreement and Plan of Merger ("Merger Agreement") by and among Bluestone, Amerasia Technology, Inc., ("Amerasia"), holder of approximately 55% of the partnership interests of Electronic Sensor Technology, L.P., ("EST"), L & G Sensor Technology, L.P., ("L&G"), holder of approximately 45% of the partnership interests of EST, Amerasia Acquisition Corp., ("AAC") a wholly-owned subsidiary of Bluestone, and L & G Acquisition Corp., ("LAC") a wholly owned subsidiary of Bluestone on January 31, 2005. Under the Merger Agreement (i) AAC merged with and into Amerasia such that Amerasia became a wholly-owned subsidiary of Bluestone, (ii) LAC merged with and into L&G such that L&G became a wholly-owned subsidiary of Bluestone, (iii) as a result of the merger of (i) and (ii), Bluestone indirectly acquired all of the partnership interests of EST and (iv) Bluestone issued 20,000,000 shares of its common stock to the shareholders of Amerasia and L&G. This merger has been treated as a purchase only on the partnership interests.

      For accounting purposes, the transaction will be treated as a recapitalization of EST and accounted for as a reverse acquisition.

      Bluestone also entered into various Subscription Agreements with certain investors on January 31, 2005. Under these Subscription Agreements, Bluestone intended to issue 3,985,000 shares of its common stock ("shares") and warrants to purchase 3,985,000 shares at $1.00 per share to certain investors for gross proceeds of $3,985,000. Bluestone received the gross proceeds of the sale of these shares on February 1, 2005. Bluestone received net proceeds of approximately $3,941,000 less legal fees, including counsel fees for the investors and EST of approximately $163,000.

      By virtue of the Mergers, all shares of common stock of Amerasia were converted into the right to receive shares of common stock of Bluestone at an exchange ratio of 4.6223537 shares of Bluestone common stock for each share of Amerasia common stock and all shares of common stock L&G were converted into the right to receive shares of common stock of Bluestone at an exchange ratio of 90 shares of Bluestone common stock for each share of L&G common stock. In addition, all 200,000 Class C limited partnership units were automatically converted into 200,000 shares of Bluestone common stock.

      The purchase price for the Mergers was 20,000,000 shares of Bluestone common stock. The closing of the mergers occurred on February 1, 2005 (the "Closing Date").

      (b)   Stock Option Plan

      The Company adopted a Stock Incentive Option Plan in April 2005. There were 969,500 initial options granted to former EST limited partnership employees.

      (c)   Officers loans payable

      In January 2005 the loans payable to three partners totaling $1,198,630 were converted into 1,198,630 shares of common stock of Bluestone.

      (d)   Notes Payable - Related Parties

      In January 2005 the notes payable to related parties of $1,272,000 plus accrued interest were converted into 1,585,111 shares of common stock of Bluestone.

      (e)   Line of Credit

      The line of credit was assigned in March 2005 to Bluestone (now known as Electronic Sensor Technology, Inc.) for borrowings up to $1,800,000 payable on December 31, 2005. Borrowings under this agreement remain under similar terms. The loan is collateralized by all the assets of the Company. As part of such collateral, the Company also assigned a Certificate of Deposit of $900,000 to the bank.